EXHIBIT 21

LIST OF SUBSIDIARIES
OF REDWOOD TRUST, INC.

Subsidiaries*	Jurisdiction of Incorporation or Organization

RWT Holdings, Inc.	Delaware

Sequoia Mortgage Funding Corporation**	Delaware

Sequoia Residential Funding, Inc.***	Delaware

Redwood Asset Management, Inc.	Delaware

Acacia Collateralized Debt Obligation (CDO) Securitization Entities****	Cayman Islands

Redwood Capital Trust I	Delaware

[Missing Graphic Reference]

*	In accordance with Item 601(b)(21)(ii) of Regulation S-K the names of certain subsidiaries have been omitted.

**
Sequoia Mortgage Funding Corporation is the sponsor of 4 Sequoia securitization trusts that are not listed in this exhibit. We do not own the residual equity in these trusts, but are required to consolidate the assets and liabilities of these trusts under GAAP for financial reporting purposes.

***
Sequoia Residential Funding, Inc. is the sponsor of 32 Sequoia securitization trusts that are not listed in this exhibit. We do not own the residual equity in these trusts, but are required to consolidate the assets and liabilities of these trusts under GAAP for financial reporting purposes.

****
We are the sponsor and manager (unless otherwise indicated) of the following Acacia CDO securitization entities: Acacia CDO 5, Ltd., Acacia CDO 6, Ltd. (sponsor, but not manager), Acacia CDO 7, Ltd., Acacia CDO 8, Ltd., Acacia CDO CRE 1, Ltd., Acacia CDO 9, Ltd., Acacia CDO 10, Ltd., Acacia CDO 11, Ltd., Acacia CDO 12, Ltd., and Acacia CDO Option ARM 1, Ltd.